Exhibit a(viii) under Form N-1A
                              Exhibit 3(i) under Item 601/ Reg. S-K

                                SOUTHTRUST FUNDS

                                 Amendment No. 9

                                     to the

                             MASTER TRUST AGREEMENT

                               dated March 4, 1992

    Effective August 1, 1999:

    Delete in its entirety the first paragraph of Section 4.2 of Article IV from the Master Trust Agreement and substitute in its place the following:

    "Section 4.2 ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate six Sub-Trusts: the SouthTrust U.S. Treasury Money Market Fund, SouthTrust Bond Fund, SouthTrust Value Fund, SouthTrust Income Fund, SouthTrust Growth Fund and SouthTrust Alabama Tax-Free Income Fund. The Shares of the SouthTrust U.S. Treasury Money Market Fund, SouthTrust Bond Fund, SouthTrust Value Fund, SouthTrust Income Fund, SouthTrust Growth Fund and SouthTrust Alabama Tax-Free Income Fund and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:"

    The undersigned Vice President of SouthTrust Funds hereby certifies that the above-stated amendment is a true and correct Amendment to the Master Trust Agreement, as adopted by the Board of Trustees on the 13th day of May, 1999.

    WITNESS the due execution hereof this 13th day of May, 1999.

                                        /S/ BETH S. BRODERICK
                                        --------------------------
                                        Beth S. Broderick
                                        Vice President